Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and entered into as of January 22, 2016 by and between Jamba Juice Company (“Company”) and David A. Pace (“Executive”).

The parties agree as follows:

1.                  Employment. Company hereby agrees to employ Executive and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.                  Duties.

2.1              Position. Executive shall be employed as Chief Executive Officer and shall have the duties and responsibilities assigned by the Company’s Board of Directors (“Board”) both upon initial hire and as may be reasonably assigned from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. Company reserves the right to modify Executive’s duties at any time in its sole and absolute discretion, provided that the duties assigned are consistent with the position of Executive’s duties, responsibilities and status with Company in his position as the Chief Executive Officer and that Executive continues to report directly to the Board of Directors of Company. It is the intention of Company that the Board of Directors Jamba, Inc., the Company’s parent company (“Parent”), will vote to elect Executive to the Board of Directors of Parent.

2.2              Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company, provided that Executive may continue to serve on the boards of directors of other companies so long as such service is in accordance with Company’s policies governing such activities and approved in advance by Parent’s Board of Directors.

2.3              Work Location. Executive’s principal place of work shall be located at the Company’s principal executive office location or as the parties may agree upon from time to time.

2.4              Start Date. Executive's employment with the Company shall commence on March 14, 2016, or such other date as may be mutually agreed between the parties (the “Effective Date”).

3.      Term. The employment relationship pursuant to this Agreement shall be for an initial term commencing on the Effective Date and continuing for a period of three (3) years following such date (“Term”), unless sooner terminated in accordance with section 7 below. On completion of the Term, this Agreement will automatically expire unless both parties mutually agree to renew the Agreement for such additional term as the parties may agree. Upon any termination of Executive's employment for any reason, except as may otherwise be requested by Parent’s Board of Directors in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships or any other positions Executive holds with Parent, the Company and any subsidiaries or affiliates thereof.

4.                  Compensation.

4.1              Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive a Base Salary of $600,000 per year (pro-rated for any partial periods based on the actual number of days in the applicable period), payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

4.2              Signing Bonus/Transition Reimbursement. As a signing bonus and in light of the payments and benefits Executive is otherwise forfeiting from his prior employment to accept employment by the Company and costs Executive will incur in the transition, the Company will provide Executive with a one-time signing bonus and transition reimbursement payment in the amount of $200,000, less applicable withholding, to be paid as soon as practicable after the date of this Agreement and in any event, prior to March 14, 2016 (the “Signing Bonus”). If Executive fails to commence employment as provided for herein, Executive will promptly repay to the Company the entire amount of the Signing Bonus.

4.3              Additional Compensation. In addition to the Base Salary, Executive will be eligible to receive compensation of:

(a)                An annual cash bonus having a targeted amount of 100% of the Base Salary then in effect based upon achievement criteria, and having threshold and maximum amounts of the cash bonus payable, in each case as established by the Board in its sole and absolute discretion. For purposes of this Agreement, references to “Board” shall include any committee to whom the Board has delegated authority over the matters described herein. The target bonus (“Target Bonus”) award will be established on an annual basis for Executive as part of an annual bonus plan which is reviewed and approved by the Board. The first annual period for which the Target Bonus will be payable is the Company’s fiscal year ending January 3, 2017, which for such first annual period, will be earned at no less than the Target award based on actual Base Salary earned by Executive during such period.

(b)               an option grant to purchase 150,000 shares of Parent’s common stock, made and effective as of the third trading day following the public announcement of Parent’s financial earnings results for Parent’s fiscal year ended December 29, 2015 (“2015 Earnings Release Date”), with an exercise price equal to the fair market value of Parent’s common stock based upon the closing price at the date of grant, such options to be issued under the Jamba, Inc. 2013 Equity Incentive Plan (the “Plan”), not intending to qualify as an “incentive stock options” under the Internal Revenue Code of 1986, as amended (the “Code”), and to vest annually in substantially equal installments over three (3) years so long as Executive remains an employee of Company and /or its affiliates, with one third (1/3) of the total number of shares subject to this option vesting on each anniversary of the Effective Date.

(c)    an option grant to purchase 50,000 shares of Parent’s common stock, made on the twentieth trading day following the 2015 Earnings Release Date, with an exercise price equal to $19.50; provided, however, that if the average closing price for a share of Parent’s common stock on the NASDAQ Global Market for the twenty consecutive trading days following the 2015 Earnings Release Date is less than $12.00 per share or greater than $14.00 per share, the exercise price shall instead equal the price reflecting a cumulative stockholder return of 15% over a three year period based upon such average closing price (calculated as such average closing price multiplied by (x) 1.15, (y) 1.15 and (z) 1.15) rounded up to the nearest $0.05 (in each case as adjusted in accordance with the Plan for stock splits and the like), such options to be issued under the Plan, not intending to qualify as an “incentive stock options” under the Code and to vest annually in substantially equal installments over three (3) years so long as Executive remains an employee of Company and /or its affiliates, with one third (1/3) of the total number of shares subject to this option vesting on each anniversary of the Effective Date.

(d)               a grant made and effective on the twentieth trading day following the 2015 Earnings Release Date of 350,000 restricted stock units issued under the Plan, with each restricted stock unit representing the right to receive one share of Parent’s common stock, and which restricted stock units shall vest as follows:

(i)                 150,000 restricted stock units shall vest if at any time prior to the third anniversary of the Effective Date (x) the closing price of Parent’s common stock for a thirty consecutive trading day period equals or exceeds $19.50 (as adjusted in accordance with the Plan for stock splits and the like) or (y) a Change of Control (as such term is defined in the Plan) occurs whereby Parent’s stockholders receive a per share consideration equaling or exceeding $19.50 (as adjusted in accordance with the Plan for stock splits and the like), in each case where Executive remains an employee of Company and /or its affiliates at such time; provided, however, that if the average closing price for a share of Parent’s common stock on the NASDAQ Global Market for the twenty consecutive trading days following the 2015 Earnings Release Date is less than $12.00 per share or greater than $14.00 per share, the references to $19.50 in this paragraph shall be replaced with a dollar amount reflecting a cumulative stockholder return of 15% over a three year period based upon such average closing price (calculated as such average closing price multiplied by (x) 1.15, (y) 1.15 and (z) 1.15) rounded up to the nearest $0.05 (as adjusted in accordance with the Plan for stock splits and the like);

(ii)               100,000 restricted stock units shall vest if at any time prior to the third anniversary of the Effective Date (x) the closing price of Parent’s common stock for a thirty consecutive trading day period equals or exceeds $24.00 (as adjusted in accordance with the Plan for stock splits and the like) or (y) a Change of Control (as such term is defined in the Plan) occurs whereby Parent’s stockholders receive a per share consideration equaling or exceeding $24.00 (as adjusted in accordance with the Plan for stock splits and the like), in each case where Executive remains an employee of Company and /or its affiliates at such time; provided, however, that if the average closing price for a share of Parent’s common stock on the NASDAQ Global Market for the twenty consecutive trading days following the 2015 Earnings Release Date is less than $12.00 per share or greater than $14.00 per share, the references to $24.00 in this paragraph shall be replaced with a dollar amount reflecting a cumulative stockholder return of 22.5% over a three year period based upon such average closing price (calculated as such average closing price multiplied by (x) 1.225, (y) 1.225 and (z) 1.225) rounded up to the nearest $0.05 (as adjusted in accordance with the Plan for stock splits and the like); and

(iii)             100,000 restricted stock units shall vest if at any time prior to the third anniversary of the Effective Date (x) the closing price of Parent’s common stock for a thirty consecutive trading day period equals or exceeds $28.50 (as adjusted in accordance with the Plan for stock splits and the like) or (y) a Change of Control (as such term is defined in the Plan) occurs whereby Parent’s stockholders receive a per share consideration equaling or exceeding $28.50 (as adjusted in accordance with the Plan for stock splits and the like), in each case where Executive remains an employee of Company and /or its affiliates at such time; provided, however, that if the average closing price for a share of Parent’s common stock on the NASDAQ Global Market for the twenty consecutive trading days following the 2015 Earnings Release Date is less than $12.00 per share or greater than $14.00 per share, the references to $28.50 in this paragraph shall be replaced with a dollar amount reflecting a cumulative stockholder return of 30% over a three year period (calculated as such average closing price multiplied by (x) 1.3, (y) 1.3 and (z) 1.3) rounded up to the nearest $0.05 (as adjusted in accordance with the Plan for stock splits and the like).

Restricted stock units, to the extent granted and vesting, shall be settled (x) with respect to the restricted stock units granted under Section 4.3(d)(i), on the first annual anniversary of the vesting date and (y) with respect to the restricted stock units granted under Sections 4.3(d)(ii) and 4.3(d)(iii), as soon as practicable following the vesting date of such grants (in each case, the “Settlement Date”); provided, however, that if such date would be outside of the period under the Company’s insider trading policies permitting trades in such securities, then such shares shall be settled as soon as such insider trading policy would permit such trades.

(e)                All stock option grants and restricted stock units grants shall, except as otherwise provided in this Agreement, be evidenced by the Company’s standard form of agreement for such awards.

(f)    The settlement of the restricted stock units in Section 4.3(d) shall not be permitted unless and until the stockholders of the Company approve an amendment to the Plan increasing the current share reserve to a level sufficient to permit the issuance of shares upon settlement of the restricted stock units. The Company shall cause Parent to include an amendment to the Plan increasing the current share reserve to a level sufficient to permit the issuance of shares upon settlement of the restricted stock units in its proxy to be voted upon at its next upcoming annual stockholders meeting and in the event Parent’s stockholders do not approve of such amendment, the Company shall cause Parent to take all action necessary to call an additional meeting or meetings of its stockholders for the purpose of seeking approval of the amendment from Parent’s stockholders. In the event the restricted stock units vest and approval of the amendment from Parent’s stockholders has not been obtained, the Company shall provide for an alternative form of compensation to Executive on substantially equivalent economic terms, and subject to substantially similar parameters and limitations, as the restricted stock units.

4.4              Performance and Salary Review. Company will periodically review Executive’s performance on no less than an annual basis. Adjustments to salary or other compensation, if any, will be made by Company in its sole and absolute discretion; provided, however, that in no event shall Executive’s salary be adjusted below $600,000.

4.5              Clawback Policy. All compensation contemplated under this Agreement and all cash and equity awards under the Company’s or Parent's incentive compensation plans will be subject to the Parent's recoupment policy for incentive compensation and any such other policy for clawback of incentive or other compensation as may be approved from time to time by the Board, including any policies that Company or Parent may be required to adopt under the Dodd-Frank Act or as otherwise required by law.

5.                  Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to executives of Company subject to the terms and conditions of Company’s benefit plan documents. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

6.                  Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and will be reimbursed in accordance with Company’s policies. Any reimbursement Executive is entitled to receive shall (a) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year, and (c) not be subject to liquidation or exchange for another benefit.

7.                  Termination of Executive’s Employment.

7.1              Termination for Cause by Company. Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (a) theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of the documents or records of the Company or its affiliates; (b) Executive’s material failure to abide by the code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of the Company or its affiliates after written notice from the Board of, and a reasonable opportunity to cure, such failure; (c) Executive’s unauthorized use, misappropriation, destruction, or diversion of any tangible or intangible asset or corporate opportunity of the Company or its affiliates (including, without limitation, Executive’s improper use or disclosure of confidential or proprietary information of the Company or its affiliates); (d) any intentional act by the Executive which has a material detrimental effect on the reputation or business of the Company or its affiliates; (e) Executive’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Board of, and a reasonable opportunity to cure, such failure or inability; (f) any material breach by Executive of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between Executive and Company or its affiliates, which breach is not cured pursuant to the terms of such agreement; or (g) Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation, or moral turpitude, or which impairs Executive’s ability to perform his duties. In the event Executive’s employment is terminated in accordance with this subsection 7.1, Executive shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Packages described in subsections 7.2(a) and 7.4(a) below.

7.2              Termination Without Cause by Company/Severance. Company may terminate Executive’s employment under this Agreement without Cause at any time on ninety (90) days’ advance written notice to Executive. In the event of such termination, Executive will receive the Base Salary prorated to the date of termination and the Severance Package described in subsection 7.2(a) below, provided Executive complies with all of the conditions described in subsection 7.2(b) below.

(a)                Severance Package. The Severance Package shall consist of the following:

(i)                 a severance payment equal to one year of Executive’s Base Salary then in effect on the date of termination, payable equally over a fifty-two (52) week period (the “Severance Period”). These payments will be made on the Company’s ordinary payroll dates beginning with the Company’s first regularly scheduled payday following the date on which the Release becomes effective and non-revocable in accordance with its terms and continuing on each successive regular paydays during the remainder of the Severance Benefit Period applicable to the Participant. Notwithstanding the foregoing, to the extent that this cash severance payment constitutes Section 409A Deferred Compensation, then the installments shall be subject to Section 15.4.

(ii)               if Executive was covered under the Company’s group health plan as of the date of Executive’s Termination Without Cause, Company agrees to pay the premiums required to continue Executive’s group health care coverage for the twelve (12) month period immediately following Executive’s termination of employment, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Executive timely elects to continue and remains eligible for these group health benefits under COBRA and the terms of the Company’s group health plan, and does not obtain health coverage through another employer during this period. Thereafter, Executive will be solely responsible for payment of his COBRA premiums. Notwithstanding the foregoing, if Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, Company, in its sole discretion, may elect to instead pay Executive on the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. Executive may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums.

(b)               Conditions To Receive Severance Package. Executive will receive the Severance Package described in subsection 7.2(a) above, provided that Executive: (i) complies with all surviving provisions of this Agreement as specified in subsection 13.8 below; (ii) executes a full general release in favor of the Company and in a form acceptable to Company, releasing all claims, known or unknown, that Executive may have against Company and Parent arising out of or any way related to Executive’s employment or termination of employment with Company (the “Release”), and such Release has become effective in accordance with its terms prior to the 60th day following the termination date; (iii) complies with the provisions of Sections 9 and 10 as well as other continuing obligations described in this Agreement; (iv) resigns from any and all directorships, committee memberships or any other positions Executive holds with Parent, the Company and any subsidiaries or affiliates thereof, except as may otherwise be requested by Parent’s Board of Directors in writing and agreed upon in writing by Executive; and (v) agrees not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company or its affiliates. All other Company obligations to Executive will be automatically terminated and completely extinguished.

7.3              Voluntary Resignation by Executive. Executive may voluntarily resign Executive’s position with Company at any time, on ninety (90) days’ advance written notice. In the event of such resignation,

(a)    if the resignation is not for Good Reason (as defined in subsection 7.4(b)), Executive will be entitled to receive only the Base Salary for the ninety-day notice period and no other amount. Executive will not be entitled to receive the Severance Packages described in subsection 7.2(a) above or subsection 7.4(a) below.

(b)   if the resignation is for Good Reason, Executive shall be entitled to receive the Severance Package described in subsection 7.2(a) above, provided Executive complies with all of the conditions described in subsection 7.2(b) above.

Upon Executive’s resignation, other than as provided above, all other Company obligations to Executive pursuant to this Agreement will be automatically terminated and completely extinguished.

7.4  Termination Upon A Change In Control. If Executive’s employment is terminated by Company without Cause (as defined in subsection 7.1 above) or Executive resigns for Good Reason (as defined in subsection 7.4(b) below), either of which occurs in the eighteen (18) month period following a Change in Control (as defined in subsection 7.4(c) below), Executive shall be entitled to receive the Severance Package described in subsection 7.4(a) below, in lieu of the Severance Package described in subsection 7.2(a) above, provided Executive complies with all of the conditions described in subsection 7.2(b) above.

(a)                Severance Package: The Severance Package will consist of the following:

(i)                 a severance payment equal to: (A) eighteen (18) months of Executive’s Base Salary then in effect on the date of termination of employment (Base Salary shall be determined without regard to any reduction thereof which would constitute “Good Reason” as defined in Section 7.4(b)), plus (B) a payment equal to the greater of (1) one times the annual Target Bonus as in effect or (2) the average of the Target Bonus amounts earned by Executive with the Company with respect to the preceding two annual periods, with the payments contemplated in (A) and (B) payable equally over an eighteen (18) month period (the “CIC Severance Period”). These payments will be made on the Company’s ordinary payroll dates beginning with the Company’s first regularly scheduled payday occurring 60 days following the Executive’s employment termination date and will be subject to standard payroll deductions and withholdings;

(ii)               accelerated vesting in full of all unvested time-based stock options, restricted stock, restricted stock units or other stock-based compensation award previously granted to Executive as of the date of the Executive’s termination of employment so that each such option, share of restricted stock, restricted stock unit and other stock-based compensation award held by the Executive shall be immediately exercisable and/or fully vested as of such date; provided, however, that such acceleration of vesting and/or exercisability shall not apply to any stock-based compensation award where such acceleration would result in plan disqualification or would otherwise be contrary to applicable law (e.g., an employee stock purchase plan intended to qualify under Section 423 of the Code) and to the extent that the vesting of any restricted stock, restricted stock units and/or other stock-based compensation award is based on the achievement of performance metrics, the vesting of such awards shall be determined based on the terms of such awards and not this Section 7.4(a)(ii); and

(iii)             if Executive was covered under the Company’s group health plan as of the date of Executive’s Termination Upon a Change in Control, Company agrees to pay the premiums required to continue Executive’s group health care coverage for the twelve (12) month period following Executive’s termination, under the applicable provisions of COBRA, provided that Executive timely elects to continue and remains eligible for these benefits under COBRA and the terms of the Company’s group health plan, and does not obtain health coverage through another employer during this period. Thereafter, Executive will be solely responsible for payment of his COBRA premiums. Notwithstanding the foregoing, if Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, Company, in its sole discretion, may elect to instead pay Executive on the first day of each month of the COBRA Payment Period the Special Severance Payment for the remainder of the COBRA Payment Period. Executive may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums.

(b)               Good Reason. “Good Reason” as such term is used anywhere in this Agreement shall mean any one or more of the following without Executive’s written consent: (i) the assignment to Executive of any duties, or any limitation of Executive’s responsibilities, materially inconsistent with the Executive’s positions, duties, responsibilities and status with Company (which in the event of a resignation for Good Reason under this Section 7.4, shall be measured as of immediately prior to the date of the Change in Control); (ii) the relocation of the principal place of Executive’s service to a location that requires an increase in Executive’s one-way commute of more than forty five (45) miles from Executive’s principal place of service (which in the event of a resignation for Good Reason under this Section 7.4, shall be measured as of immediately prior to the date of the Change in Control); or (iii) any material failure by Company to pay Executive’s base compensation hereunder. Good Reason shall not exist unless Executive notifies Company in writing of the existence of the applicable condition specified above not later than ninety (90) days after the initial existence of the condition, and Company fails to remedy such condition within thirty (30) days after receipt of such notice; and provided further that Executive severs his employment within thirty (30) days of the earlier of (i) the expiration of the Company’s thirty (30) day cure period; and (ii) the date on which the Company provides written notice to Executive’s that it does not intend to cure such event.

(c)                Change of Control. A Change of Control shall have the same meaning as “Change in Control” as such term is defined in that certain Executive Retention and Severance Plan of Parent dated effective July 25, 2013.

7.5              Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive: (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under this Agreement shall be payable either: (a) in full, or (b) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by independent public accountants (the “Accountants”) selected by the Company, whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section. Any reduction in payments under this Section shall first come from cash severance payments, then equity acceleration (with the reduction in such grants occurring in reverse chronological order and with any amount constituting deferred compensation subject to Section 409A of the Code occurring first).

7.6              Termination of Employment upon Nonrenewal. In the event either party decides not to renew this Agreement for a subsequent term in accordance with Section 3 above, this Agreement will expire, Executive’s employment with Company will terminate and Executive will only be entitled to Executive’s Base Salary paid through the last day of the current term. All other Company obligations to Executive pursuant to this Agreement will be automatically terminated and completely extinguished. In addition, Executive will not be entitled to the Severance Packages described in subsections 7.2(a) and 7.4(a) above.

8.                  No Conflict of Interest. During the term of Executive’s employment with Company, Executive must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive’s employment with Company, as may be determined by Company in its sole discretion. If Company believes such a conflict exists during the term of this Agreement, Company may ask Executive to choose to discontinue the other work or resign employment with Company. In addition, Executive agrees not to refer any client or potential client of Company to competitors of Company, without obtaining Company’s prior written consent, during the term of Executive’s employment. Executive represents and warrants that it has the legal right to enter into this Agreement, that this Agreement does not conflict with or violate any existing contract or obligation of Executive and agrees to indemnify and hold harmless the Company from and against any claims by any party for any such conflict or violation.

9.                  Confidentiality and Proprietary Rights. Executive agrees to read, sign and abide by Company’s Team Member Confidentiality Agreement, which is provided with this Agreement and incorporated herein by reference.

10.              Non-Solicitation of Company’s Employees. Executive agrees that for the two (2) year period following Executive’s termination of employment for any reason, he will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s business by soliciting, encouraging or attempting to hire any of Company’s employees or causing others to solicit or encourage any of Company’s employees to discontinue their employment with Company; provided, however, that if any such termination is pursuant to Section 7.2 hereof, the two (2) year period referenced herein shall be one (1) year; provided further, however, that if any such termination is pursuant to Section 7.4 hereof, the two (2) year period referenced herein shall be eighteen (18) months.

11.              Non-Disparagement. Executive agrees that following Executive’s termination of employment for any reason, he shall not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company or its affiliates.

12.              Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in sections 8-10 would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

13.              Agreement to Arbitrate. To the fullest extent permitted by law, Executive and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims for injunctive relief pursuant to section 11 above are excluded. For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of Company.

13.1          Consideration. The mutual promise by Company and Executive to arbitrate any and all disputes between them (except for those referenced above) rather than litigate them before the courts or other bodies provides the consideration for this agreement to arbitrate.

13.2          Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

13.3          Arbitration Procedure. The arbitration will be conducted in San Francisco, California by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof.

13.4          Costs of Arbitration. Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

14.              General Provisions.

14.1          Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

14.2          Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

14.3          Attorneys’ Fees. In the event that either party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of arbitration and reasonable attorneys’ fees incurred in connection with such an action.

14.4          Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

14.5          Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.6          Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California.

14.7          Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice to the Company shall be sent to the attention of the Chairman of the Compensation and Executive Development Committee of Parent to his email address on file with the Company, with a copy to DLA Piper LLP (US), attention Eric H. Wang at 650.687.1205, and notice to Executive shall be sent to his address on file with the Company, or such other address as either party may specify in writing.

14.8          Survival. Sections 8 (“No Conflict of Interest”), 9 (“Confidentiality and Proprietary Rights”), 10 (“Non-Solicitation of Company Employees”), 11 (“Non-Disparagement”), 12 (“Injunctive Relief”), 13 (“Agreement to Arbitrate”), 14 (“General Provisions”) and 16 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.

15.              Application of Section 409A.

15.1          To the extent required to avoid the imposition of additional taxes and penalties under Section 409A of the Code, amounts payable under this Agreement on account of any termination of employment shall only be paid if Executive experiences a “separation from service” as defined in Section 409A of the Code and the regulatory and other guidance issued thereunder (the “Section 409A Regulations”). For purposes of this Agreement, the right to a series of installment payments shall be treated as a right to a series of separate payments within the meaning of the 409A Regulations. Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

15.2          The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

15.3          Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (a) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (b) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

15.4          Notwithstanding anything in this Agreement to the contrary, to the extent any payment or benefit which constitutes Section 409A deferred compensation is contingent upon the execution and non-revocation of the Release, then such payment or benefit shall not commence until the later of (i) the first payroll date occurring on or after the sixtieth (60th) day following Executive’s separation from service, and (ii) the set payment date otherwise established for commencing the payments and/or benefits.

16.              Entire Agreement. This Agreement, including Company’s Employee Nondisclosure, Assignment and Non-Solicitation Agreement incorporated herein by reference and any documents related to Executive’s equity awards, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Chairman of the Compensation and Executive Development Committee of Parent. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated: January 22, 2016	/s/ David A. Pace
david a. pace

Jamba Juice Company

Dated: January 22, 2016	By:	/s/ Andrew R. Heyer
Andrew R. Heyer, as Lead Director of Jamba, Inc. on behalf of the Board of Directors of Jamba, Inc. and Jamba Juice Company